NEWS RELEASE

For further information, contact:	Matt Quantz, Manager - Corporate Communications
(337) 232-7028, www.petroquest.com
PETROQUEST ENERGY INCREASES ITS SECOND QUARTER 2016 PRODUCTION GUIDANCE AND REDUCES ITS 2016 CAPITAL EXPENDITURES GUIDANCE

LAFAYETTE, LA - June 27, 2016 - PetroQuest Energy, Inc. (the “Company”) (NYSE: PQ) announced today that it is increasing its second quarter 2016 production guidance to 65 - 66 MMcfe per day (71% gas, 11% oil and 18% NGLs) from its previously issued guidance of 61 - 65 MMcfe per day (72% gas, 11% oil and 17% NGLs). The increase in the Company’s second quarter production guidance is primarily due to continued outperformance at its Thunder Bayou well.

The Company's Thunder Bayou well is currently flowing at a gross rate of approximately 30 MMcfe/d (NRI-37%) and its production profile continues to exceed expectations. As a result, the Company is revising the timing of its recompletion into the upper section of the Cris R-2 formation (154 net feet of pay) to the fourth quarter of 2016. The Company expects this recompletion to significantly increase the well's current production rate and is budgeted to cost approximately $800,000 (WI-50%).

2016 Capital Expenditures Update
In an effort to preserve liquidity, the Company has deferred certain of its Gulf of Mexico P&A obligations that were originally scheduled for 2016 until 2017.  As a result, the Company is reducing its 2016 capital expenditure guidance to $15 million - $20 million from its previously issued guidance of $20 million - $25 million.

About the Company
PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in Texas, Oklahoma, Louisiana and the shallow waters of the Gulf of Mexico. PetroQuest’s common stock trades on the New York Stock Exchange under the ticker PQ.

Forward-Looking Statements
This news release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this news release are forward-looking statements. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, these statements are based upon assumptions and anticipated results that are subject to numerous uncertainties and risks. Actual results may vary significantly from those anticipated due to many factors, including the volatility of oil and natural gas prices and significantly depressed oil prices since the end of 2014; our indebtedness and the significant amount of cash required to service our indebtedness; our ability to reduce leverage or refinance our remaining 2017 Notes; our estimate of the sufficiency of our existing capital sources, including availability under our bank credit facility and the result of any borrowing base redetermination; our ability to post additional collateral to satisfy our offshore decommissioning obligations; our ability to hedge future production to reduce our exposure to price volatility in the current commodity pricing market; ceiling test write-downs resulting, and that could result in the future, from lower oil and natural gas prices; our ability to raise additional capital to fund cash requirements for future operations; limits on our growth and our ability to finance our operations, fund our capital needs and respond to changing conditions imposed by our bank credit facility and restrictive debt covenants; our ability to find, develop and produce oil and natural gas reserves that are economically recoverable and to replace reserves and sustain production; approximately 50% of our production being exposed to the additional risk of severe weather, including hurricanes, tropical storms and flooding, and natural disasters; losses and liabilities from uninsured or underinsured drilling and operating activities; changes in laws and governmental regulations as they relate to our operations; the operating hazards attendant to the oil and gas business; the volatility of our stock price; our ability to meet the continued listing standards of the New York Stock Exchange with respect to our common stock or to cure any deficiency with respect thereto; and our ability to pay dividends on our Series B Preferred Stock. In particular, careful consideration should be given to cautionary statements made in the various reports the Company has filed with the SEC. The Company undertakes no duty to update or revise these forward-looking statements.